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                                                                       EXHIBIT 4

                 BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES

                       FIRST AMENDMENT TO RIGHTS AGREEMENT

         This First Amendment to Rights Agreement (this "Amendment"), dated and effective as of November 25, 2002, is made and entered into by and among U.S. Bank National Association, a national banking association ("U.S. Bank"), Briggs & Stratton Corporation, a Wisconsin corporation (the "Company"), and National City Bank, a national banking association ("National City").

                                    RECITALS:

         WHEREAS, the Company and U.S. Bank (as successor to Firstar Trust Company) are parties to that certain Rights Agreement, dated as of August 7, 1996 (the "Rights Agreement"), pursuant to which U.S. Bank undertook the duties and obligations of the Rights Agent (as defined in the Rights Agreement) under the terms and conditions of the Rights Agreement;

         WHEREAS, the Company desires to discharge U.S. Bank from its duties as Rights Agent under the Rights Agreement and to appoint National City as a successor Rights Agent under the Rights Agreement, and National City desires to undertake and perform the duties and obligations of the Rights Agent under the terms and conditions of the Rights Agreement;

         WHEREAS, in connection with the discharge of U.S. Bank as Rights Agent and the appointment of National City as successor Rights Agent, the Company, U.S. Bank and National City desire to amend Section 21 of the Rights Agreement in certain respects.

                                   AGREEMENT:

         NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

         1. Amendment of Rights Agreement. The Rights Agreement shall be amended as follows:

            a. Substitution of National City Bank. "National City Bank" shall be substituted throughout the Rights Agreement and Exhibits to the Rights Agreement for "Firstar Trust Company," including all abbreviations of "Firstar Trust Company." Further, from and after November 25, 2002, each and every reference in the Rights Agreement to "Rights Agent" shall be deemed a reference to National City.

            b. Section 1(d). Section 1(d) is hereby amended by deleting the definition of "Business Day" in its entirety and substituting the following definition:

                  "(d) "Business Day" shall mean any day other than a Saturday, a Sunday, or a day on which the New York Stock Exchange or banking institutions in Wisconsin are generally authorized or obligated by law or executive order to close."

            c. Section 21. Section 21 of the Rights Agreement is amended and restated in its entirety to read as follows:



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                 BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES


              "Section 21. Change of Rights Agent. The Rights Agent or any successor Rights Agent may resign and be discharged from its duties under this Agreement upon 30 days' notice in writing mailed to the Company and to each transfer agent of the Common Shares by registered or certified mail and, if separate Right Certificates have been issued as of the date of such notice as contemplated by Section 3 hereof, to the holders of the Right Certificates by first-class mail. The Company may remove the Rights Agent or any successor Rights Agent upon 30 days' notice in writing, mailed to the Rights Agent or successor Rights Agent, as the case may be, and to each transfer agent of the Common Shares by registered or certified mail, and, if separate Right Certificates have been issued as of the date of such notice as contemplated by Section 3 hereof, to the holders of the Right Certificates by first-class mail. If the Rights Agent shall resign or be removed or shall otherwise become incapable of acting, the Company shall appoint a successor to the Rights Agent. If the Company shall fail to make such appointment within a period of 30 days after giving notice of such removal or after it has been notified in writing of such resignation or incapacity by the resigning or incapacitated Rights Agent or by the holder of a Right Certificate (who shall, with such notice, submit his Right Certificate for inspection by the Company), then the registered holder of any Right Certificate may apply to any court of competent jurisdiction for the appointment of a new Rights Agent. Any successor Rights Agent, whether appointed by the Company or by such a court, shall be (a) a corporation organized and doing business under the laws of the United States or under the laws of any state of the United States so long as such corporation is authorized to do business in the State of New York or the State of Wisconsin, in good standing, which is authorized under such laws to exercise corporate trust or stock transfer powers and is subject to supervision or examination by federal or state authority and which has at the time of its appointment as Rights Agent a combined capital and surplus of at least $50 million, or (b) an Affiliate of a corporation described in clause (a) of this sentence. After appointment, the successor Rights Agent shall be vested with the same powers, rights, duties and responsibilities as if it had been originally named as Rights Agent without further act or deed; but the predecessor Rights Agent shall deliver and transfer to the successor Rights Agent any property at the time held by it hereunder, and execute and deliver any further assurance, conveyance, act or deed necessary for the purpose. Not later than the effective date of any such appointment the Company shall file notice thereof in writing with the predecessor Rights Agent and each transfer agent of the Common Shares, and, if separate Right Certificates have been issued as of such effective date as contemplated by Section 3 hereof, mail a notice thereof in writing to the registered holders of the Right Certificates. Failure to give any notice provided for in this Section 21, however, or any defect therein, shall not affect the legality or validity of the resignation or removal of the Rights Agent or the appointment of the successor Rights Agent, as the case may be."

         d. Amendment of Section 26 of Rights Agreement. Section 26 of the Rights Agreement is amended and restated in its entirety to read as follows:

              "Section 26. Notices. Notices or demands authorized by this Agreement to be given or made by the Rights Agent or by the holder of any Right Certificate to or on the Company shall be sufficiently given or made if sent by


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                 BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES


         first-class mail, postage prepaid, addressed (until another address is filed in writing with the Rights Agent) as follows:

                                    Briggs & Stratton Corporation
                                    12301 West Wirth Street
                                    Wauwatosa, Wisconsin 53222

                                    Attn:  Corporate Secretary

         Subject to the provisions of Section 21 hereof, any notice or demand authorized by this Agreement to be given or made by the Company or by the holder of any Right Certificate to or on the Rights Agent shall be sufficiently given or made if sent by first-class mail, postage prepaid, addressed (until another address is filed in writing with the Company) as follows:

                                    National City Bank
                                    1900 East 9th Street
                                    Cleveland, Ohio 44114

                                    Attn:  Corporate Trust Department

         Notices or demands authorized by this Agreement to be given or made by the Company or the Rights Agent to the holder of any Right Certificate shall be sufficiently given or made if sent by first-class mail, postage prepaid, addressed to such holder at the address of such holder as shown on the registry books of the Company."

         2. Appointment. The Company appoints National City as a successor Rights Agent under the Rights Agreement, as amended pursuant to Section 1 above (as so amended, the "Amended Rights Agreement").

         3. Assumption. National City accepts the appointment as agent for the Company and the holders of Rights (as defined in the Amended Rights Agreement) under the Amended Rights Agreement, and National City assumes and agrees to perform all of the duties and obligations of the Rights Agent under the terms and conditions of the Amended Rights Agreement.

         4. Section 21 Notice. The Company, U.S. Bank and National City each waive any requirements of prior written notice of a change of the Rights Agent under the Rights Agreement. This Amendment constitutes notice to U.S. Bank, as the Company's transfer agent, pursuant to Section 21 of the Rights Agreement that the Company has appointed National City as the successor Rights Agent to U.S. Bank and that U.S. Bank is discharged as such Rights Agent.

         5. No Further Amendment. Except as specifically supplemented and amended, changed or modified in Section 1 above, the Rights Agreement shall be unaffected by this Amendment and shall remain in full force and effect.

         6. Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of Wisconsin and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.



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                 BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES


         7. Counterparts. This Amendment may be executed in any number of counterparts, and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

         8. Descriptive Headings. Descriptive headings of the Sections of this Amendment are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions of this Amendment.

         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and attested, all as of the day and year first above written.


BRIGGS & STRATTON CORPORATION                 U.S. BANK NATIONAL ASSOCIATION

By: /s/ Robert F. Heath                       By: /s/ Robert Dechant
   --------------------------------           --------------------------------

   Name:  Robert F. Heath                         Name:  Robert Dechant
          -------------------------                      ----------------------

          Vice President, General
   Title: Counsel and Secretary                   Title: Vice President
          -------------------------                      ----------------------



NATIONAL CITY BANK

By: /s/ Victor W. LaTessa
   ----------------------

   Name:  Victor W. LaTessa
          -------------------------

   Title: Vice President
          -------------------------


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